Exhibit No. 99.1

Team Health Holdings, Inc.

Consolidated Statements of Comprehensive Earnings

	Year Ended December 31,
	2009	2010	2011
	(In thousands, except per share data)
Net revenue before provision for uncollectibles	$2,483,275	$2,671,374	$3,141,678
Provision for uncollectibles	1,059,834	1,152,110	1,396,350

Net revenue	1,423,441	1,519,264	1,745,328
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	1,102,091	1,170,208	1,348,255
Professional liability costs	32,178	46,356	65,982
General and administrative expenses (includes contingent purchase compensation expense of $5,001, $13,311 and $13,575 in 2009, 2010 and 2011, respectively)	138,307	149,122	169,147
Other expenses (income)	35,676	(1,017)	242
Impairment of intangibles	—	50,293	—
Depreciation	10,376	11,503	12,208
Amortization	7,284	14,416	17,756
Interest expense, net	36,679	20,552	12,782
Loss on extinguishment and refinancing of debt	—	17,122	6,022
Transaction costs	2,120	843	4,149

Earnings before income taxes	58,730	39,866	108,785
Provision for income taxes	23,682	33,065	43,264

Net earnings	$35,048	$6,801	$65,521

Net earnings per share
Basic (2009 Unaudited Pro forma)	$.71	$.11	$1.01

Diluted (2009 Unaudited Pro forma)	$.70	$.11	$0.98

Weighted average shares outstanding
Basic (2009 Unaudited Pro forma)	49,427	64,177	65,041
Diluted (2009 Unaudited Pro forma)	49,747	64,641	66,580
Other comprehensive income, net of tax:
Net change in fair value of investments, net of tax of $226, $(101) and $988 for 2009, 2010 and 2011, respectively	420	(183)	1,835
Net change in fair value of swaps, net of tax of $317, $1,485 and $359 for 2009, 2010 and 2011, respectively	497	2,325	562

Total comprehensive earnings	$35,965	$8,943	$67,918